Exhibit 4
Interim Financial Statements  _____  Annual Financial Statements Mark this box if you would like to  _____  Mark this box if you would like to receive Interim Financial Statements  _____  receive the Annual Financial by mail. Statements by mail. Rather than receiving financial statements by mail, you may choose to access them at www.denisonmines.com, or by registering online at www.computershare.com/mailinglist. If you would like to receive either interim financial statements and associated Management Discussion and Analysis and/or the annual financial statements and associated Management Discussion and Analysis, please make your selection above.
Computershare will use the information collected solely for the mailing of such financial statements. You may view Computershare’s Privacy Code at www.computershare.com/privacy or by requesting that we mail you a copy. Name Apt. Street Number _____ Street Name City _____ Prov./State _____ Zip code DSMQ 9NITE

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